Exhibit 99.1

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

November 14, 2003

8:00 a.m. CT

Operator: Good day, everyone, and welcome to today’s Constar International Third Quarter 2003 conference call. This call is being recorded.

At this time I’d like to turn the call over to Mr. Ed Bisno, of Bisno Communications. Please go ahead, sir.

Ed Bisno: Thank you, operator. Good morning, everyone, and thank you for joining us today for Constar International’s 2003 third quarter conference call. This includes a live broadcast over the Internet. If you did not receive a copy of the new release today, please call Bisno Communications at 917-881-5441 and one will be faxed or e-mailed to you immediately.

Before management begins their formal remarks, we would like to remind you that there will be forward-looking statements made during the call. The forward-looking statements may differ materially from actual results and are subject to certain risks and uncertainties that are detailed on the third quarter release and in our filings with the SEC. The company does not intend to update any forward-looking statements made during the call. In view of regulations adopted by the SEC, Constar does not intend to provide non-GAAP financial measures beyond those already contained in the release.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

With us on the call this morning are Michael Hoffman, President and Chief Executive Officer, and Jim Cook, Executive Vice President and Chief Financial Officer. Once management has concluded their formal remarks, we will open the call up for questions.

And I would now like to turn the call over to Michael Hoffman. Mike.

Michael Hoffman: Good morning. Thanks, Ed. I’d like to welcome and thank everyone for joining us this morning for our third quarter conference call. During this call I plan to provide insight into the macro issues affecting our markets, our company’s specific issues, and how we are aggressively addressing these issues. Our CFO, Jim Cook, will then address the specific financial impact these issues have had and what we could expect from the actions that we are taking, and then explain our loan covenants and update you on our financial guidance.

The company’s performance in the third quarter and first – and the first nine months continues an extremely challenging year for us, reflecting both temporary and long-term issues, which I’ll differentiate as I explain our results. Overall unit volume for the quarter was up four percent versus last year same quarter. Our U.S. conventional volume was down four percent in the quarter, primarily due to a continuation of temporary factors that carried over from the first half of the year. And they include poor weather conditions which carried over into the third quarter in several key regions and negatively impact the important Fourth of July weekend.

Our customers of PET bottle requirements were also impacted by the can promotions, especially the Coke success with (Fridgepack). Again we believe these are temporary factors that are specific to 2003 and not expected to recur in 2004. Additionally, we have signed new conventional bottle supply contracts in the quarter with Carolina Canners and Premium Waters for 100 percent of the requirements under long-term arrangements.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

In the custom segment our volume was up 38 percent versus last year’s third quarter and 26 percent year-to-date. This is in line with the guidance that we have previously given and in spite of (glass) conversions that did not occur as expected. In the quarter we commercialized the 20-ounce Arizona Panel-less hot-fill water bottle and also signed several small hot-fill and hot-fill barrier contracts that will continue to grow this segment of our business in 2004 (net losses).

On the expense side of the equation, carry-over warehouse costs from the first six months continued through part of the third quarter. We had higher-than-expected legal costs, primarily due to the Oxbar litigation, which went into full gear this past quarter, and increased insurance and legal costs, and also Worker Compensation costs. We view all these as temporary costs. We’ve implemented strict inventory build requirements tied to our forecasting disciplines and a software system that will prevent a repeat next year of the very high warehouse spending incurred in the first half of this year, and, as I said, carried over into the third quarter. With regard to the Oxbar litigation, we are in the discovery process, which is a very expensive process, but we should have that completed by the end of the first quarter of next year, but then we’ll go into trial. So the expenses will continue to carry over at a high rate through part of 2004 until the trial’s completed.

Our new general counsel is in place and is managing the litigation expenses and also managing the external legal team to minimize and control this spending.

Long-term income-related issues that impacted our (finalist) performance this quarter versus last quarter include both margin and mix. Price reductions and negative mix shifts previously announced affected us in the third quarter and will for the balance of the year. We believe pricing pressure will continue. And, frankly, we are mystified by some of the investments that are being made and proposed to duplicate capacity in our capacity sensitive markets. But we are going to continue to do what we must do to retain market share.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Looking ahead, we are focused on growing the top line of our business in a process that will deliver improved results. And at the same time we are maintaining a high priority on generating free cash flow and providing an acceptable return on our invested capital. To execute on these objectives, our strategy is to do the following. One, fill our existing capacity with long-term contracts and investment in the most attractive upcoming conversions. We are targeting conversions that require proprietary technology such as our Oxbar oxygen barrier product line and that represent quality investment opportunities. Two, maintain disciplined capacity expansion for the new business. Third, continue long-term system-wide cost improvement program we call “our best cost producers strategy,” which is intended to advance our position as one of the industry’s lowest cost producers. Consistent with these efforts we are rapidly consolidating the volume of the recently closed plants into other larger, more efficient Constar facilities. Other measures taken in the quarter to contain costs and improve cash flow included a three percent reduction in (salaried) employees, which has been completed, a reduction in plant inventory levels to reduce working capital requirements, and tight constraints on capital spending. I would also like to point out that we have been and will continue to be very strict when considering growth projects, not just from an acceptable return standpoint, but also with an eye on contractual protections. Lastly, we have implemented new forecasting software and procedures. We have also added additional tiered review procedures to validate these forecasts. The software fully integrates our sales and financial forecasting, enabling us to forecast financial performance more efficiently and accurately on a go-forward basis. It was implemented in September and used successfully for the most recent planning projections.

Overall, the growth in the industry is still attractive. According to a (Containers Consulting Report), the overall PET market is still expected to grow at a seven percent compounded annual growth rate over the next several years.

Finally, let me update you on two of our most important proprietary technologies. First, our (monolinear) Oxbar technology, which we believe is the best performing oxygen barrier

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

technology in the industry and, equally important, the most cost-effect of any of the competing technologies. In the quarter we sufficiently improved clarity to where it is now commercially acceptable and ready for market. Base on customer request, we have several product qualifications underway. We have also successfully completed some additional tests required by the FDA and now expect approval in the second quarter of next year. Additionally, our Panel-less hot-fill technology is another key intellectual property asset. It has recently completed a successful line trial with a large consumer product company and we expect it to commercialize in the first half of 2004. As previously mentioned, we commercialized the innovative hot-fill water bottle for Arizona Iced Tea with a design that eliminates vacuum panels but does not require the liquid nitrogen dosing technology. And that’s through innovative design features. This is the type of value-added business we are focused on developing for our customers.

Before I turn the call over to Jim to review the third quarter numbers, I would like to add that we are confident that continuing demand over the coming years for high-performance PET bottles combined with our technological strength and our low-cost manufacturing base, and the core companies’ lean corporate overhead structure, positions Constar well in this challenging industry as we go forward.

Jim.

Jim Cook: Thanks, Mike. And good morning, everyone. For the quarter, revenue increased $9.9 million, or 5.2 percent, to $198.9 million. This increase in sales reflects increased shipments of custom products in the U.S., as well as increased shipments of conventional bottles and preforms in Europe, partially offset by a decrease in shipment of U.S. conventional products. In addition, favorable exchange rates and the pass-through of higher resin prices increased third quarter sales by approximately $8 to $13 million. Custom PET unit shipments in the U.S. increased 38 percent over the 2002 third quarter, while conventional U.S. PET shipments declined by four percent in the same period. Third quarter preform and bottle shipments in Europe increased 13

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

percent in the quarter. In total, third quarter PET unit shipments of bottles and preforms increased four percent over the same period in 2002. Year-to-date through September, customer unit shipments are up nearly 26 percent, while domestic custom – sorry – while domestic conventional shipments are down four percent.

For the first nine months, unit shipments in Europe were up just over seven percent. In total, for the company, year-to-date PET bottle and (preform) volumes were up two percent. Gross profit decreased $11.8 million, or 71 percent, to $4.8 million in the third quarter from 16.6 million in 2002. Contributing to the decline were lower domestic conventional shipments, a continued shift in demands (of) smaller, less profitable bottles, and an increase in warehousing and product handling costs. Previously noted price reductions given to extend long-term customer contracts, increase volume, and meet competitors’ pricing also reduced gross profit. During the quarter the company reduced inventory by $15 million. This was done by curtailing production where appropriate, which led to unfavorable manufacturing variances and under-absorption of overheads that also contributed to the decline in gross profit. As noted in previous conference calls, the company experienced increased cost for property and casualty insurance and its group benefit plans.

Third quarter operating expenses, defined as selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments, and other expense net, were $11.4 million compared to 6.8 million for the same period last year. The increase reflects stand-alone administrative costs associated with being an independent company, increased legal costs resulting primarily from the Oxbar litigation, a non-cash write-off of $2.7 million for assets no longer in use, and a $1 million accrual for doubtful accounts in Europe. Partially offsetting these increases was the discontinuation of charges from the company’s former parent, which included $3.3 million in research and technology costs, compared to 1.3 million of internal costs in the 2003 third quarter and one million in management expenses.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Mike talked about our cost containment practices we call “our best cost producer strategy.” Our objective here is to become a low-cost producer with the best quality and service in every region in which we compete. In line with that objective, we previously announced the decision to close two plants. One plant was shut down on September 12th while the other will continue to operate into December. The majority of the volume of these plants will be moved to larger, lower-cost plants in the same respective regions. In the third quarter the company recorded a non-cash restructuring charge of $6.7 million and a cash restructuring charge of $3.4 million. The company expects the bulk of the reminder of these charges to occur in the fourth quarter, but some limited charges will continue into 2004. Overall we expect the total restructuring charges to be somewhat less than the $8 million cash and $7.5 million non-cash guidance given on September 4th, 2003.

Interest expense increased to $8.4 million during the 2003 third quarter from $200,000 in the third quarter of 2002. This change reflects the increase in debt as a result of our IPO. Income before taxes, minority interest, and cumulative effect of change in accounting for good will was as loss of $25.2 million in the third quarter of 2003 compared to income of $9.6 million in 2002. Primary contributors to this decline were a noted reduction to gross profit and the increased interest expense. 2003’s third quarter loss of $19.6 million compares to net income of $5.7 million in 2002. Adding interest, appreciation, and amortization, taxes, minority interest, and other adjustments under the company’s senior secured credit agreement to income loss before the cumulative effect of a change in accounting for good will yield’s an adjusted EBITDA for the quarter of $11.3 million compared to the $24.2 million in the third quarter of 2002. The adjustments under the company’s senior secured credit agreement include the add-backs of $3.4 million of cash restructuring expenses, $6.7 million of non-cash restructuring expenses, the $2.7-million charge for assets no longer in use, and certain accrued non-cash expense items, including the $1 million doubtful account accrual for Europe.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

As we mentioned on our last call, there was a likelihood that the company would not be in compliance with its loan (convenants) in the third quarter. This turned out to be the case. As a result of the level of adjusted EBITDA in the third quarter, the company would not have been in compliance with certain covenants of the credit agreement as of September 30th. However, earlier this week we received key amendments from our banking group partners revising the company’s convenants in exchange for which we paid our senior lenders a fee of $1.6 million. The company is in compliance with the revised agreement. Importantly, the new terms and covenants are in line with our revised outlook that resulted from current industry over-capacity, the resulting pricing pressures, and our evolved volume and mix projections. The amendments also changed the mandatory pre-payment terms to allow the company to use proceeds from our proposed new financing to pre-pay the term loan and repay outstandings on the revolver while permanently reducing the revolver commitments by up to $10 million. The amendments allow the issuance of a $50 to $75-million second lien term loan, or between $50 and $150 million in second lien term bonds. If the company raises $75 million, we expect to pay down 25 million of the term loan (B) and $45 million of the revolver. Equally important, this will provide additional liquidity for seasonal fluctuations in working capital and incremental capital to fund growth and the best cost producer program.

In the second quarter, the company recorded a charge for the impairment of good will. We have finalized our valuation for both fixed and intangible assets and no further adjustments to the value of good will are necessary at this time. The company ended the quarter with $44 million of cash and $80 million borrowed under our revolving credit agreement. This compares to 7 million in cash and $41 million in borrowing under the revolver at the end of the June quarter.

Accounts receivable at the end of the third quarter were $76.3 million compared to 85.1 million at the end of the second quarter and 62.8 million at the end of the third quarter of 2002. The third quarter 2002 reflects the add-back of $26.3 million related to a securitization program that was discontinued as of our IPO.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Inventory at the end of the third quarter was $84.1 million compared to $99.4 million at the end of the Q2 and $82 million at the end of the third quarter 2002. The company continues to focus on reducing inventories but expects a more modest decline in the fourth quarter. Our modeling and projections are now being done with the new software that went operational during the third quarter, and it is now the integrated into our internal practices and procedures. This should improve our forecasting and provide for more accurate predictability of volume, which in turn will also facilitate the management of inventory, reduction of working capital needs, and lead to greater operating efficiencies. During the second quarter we deferred spending on our stand-alone IT capabilities and are now finalizing extensions to our existing agreements with our former parent for these services.

In our 8K of September 4th, 2003, the company stated it expects to spend between $48 and $52 million on capital expenditures, including the capital to support the restructuring of involved with the plant closings. In the same announcement we indicated a range of adjusted EBITDA for the year of $57.5 million to $62.5 million. We are now trending to the low end of that EBITDA range.

With that, operator, we are ready to start the question and answer session.

Operator: Thank you, gentlemen. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your telephone to ask a question.

We’ll take our first question from Dan Khoshaba, with Deutsche Bank.

Dan Khoshaba: Hi. Good morning.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Michael Hoffman: Good morning, Dan.

Jim Cook: Good morning, Dan.

Dan Khoshaba: Could you just tell me – I think you already said it, but I missed it. What were the inventory dollar – dollar inventories at the end of the quarter?

Jim Cook: 84.1.

Dan Khoshaba: OK. And how did that – help me, if you could. How did that compare to the second quarter?

Jim Cook: Second quarter was 99.4.

Dan Khoshaba: 99.4. OK. And where are you guys in terms of getting your inventories, in your minds, down to acceptable levels where you can run your equipment more – with more utilization and at a normal rate?

Jim Cook: At this point we do feel that we’ve gotten down to the level that we were targeting and that we were targeting prior to the excessive inventory build. So we do feel comfortable with where we’re at. We do think that with the declining volumes that we typically see in the fourth quarter that we’ll be able to get it down slightly more.

Dan Khoshaba: OK.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Jim Cook: But then on a go-forward basis, as we said at the end of the second quarter, we do have the capacity and the ability to minimize inventory builds as we go forward into future years. And the acquisition of the Carolina Canners assets even further helps us do that.

Dan Khoshaba: So when you – when you think about – I mean, are you – do believe that at the end of this year, December 31st, your inventories will be where they need to be to have a more – you know, a better supply/demand balance for ‘04?

Jim Cook: Absolutely.

Dan Khoshaba: You think you’ll be there. OK. And refresh my memory. How much are you expecting now warehousing cost associated with those, you know, additional bottles to cost you calendar year ‘03?

Jim Cook: Calendar year ‘03. The total warehousing increase will about $3 million. A little more than three million.

Michael Hoffman: Three to four million dollars.

Jim Cook: Right.

Dan Khoshaba: For the whole year?

Michael Hoffman: We’re talking above and beyond expected costs.

Dan Khoshaba: OK. Why did I think – and, Jim, maybe you could help me – maybe this number refers to something else – why did I think that there was a $10 million number associated with inventory bottles? Is that – is that a different number I’m thinking about or …

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Jim Cook: No, I would say if you look back at our Q2 number you would say that we were about $10 million higher than we would have wanted to be compared to the prior year.

Dan Khoshaba: OK.

Jim Cook: But as far as $10 million spent on warehousing (in excess), I don’t know where that would have come from.

Dan Khoshaba: But you were $10 million higher than you would have wanted to be. Is that what you said, Jim?

Jim Cook: We’re not now. I said at the end of the first quarter we – and the second quarter we were in that range higher than our historical level.

Dan Khoshaba: OK. So then if I – if I hear you correctly, what you’re saying is that the warehousing costs associated – the incremental warehousing costs associated with making too many bottles relative to demand is $3 million.

Jim Cook: Between three and four.

Dan Khoshaba: OK. All right. So that’s – all right, good. Let me – so I got a couple more questions, if I can. How much – now that’s one part of the cost associated with having too many bottles. Then of course you had to cut production as well. Correct?

Jim Cook: Correct.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Dan Khoshaba: Bring those inventories down. And so there’s some absorption of overhead cost. Correct?

Jim Cook: Correct.

Dan Khoshaba: OK. And, Jim, what do you think those costs associated with having to turn equipment down for a few weeks cost the company or is going to cost the company for calendar year ‘03?

Jim Cook: In the – in the third quarter that under-absorption would be between $4 and $5 million.

Dan Khoshaba: In the third quarter alone.

Jim Cook: Correct. And then …

Dan Khoshaba: OK. Now, you had some of that as well in the second part of the second quarter, right?

Michael Hoffman: A piece of it was in the second quarter.

Jim Cook: (Yes).

Michael Hoffman: We started late in June, based on the late notifications, to start bringing that down.

Dan Khoshaba: OK.

Michael Hoffman: So the majority really did hit the third quarter.

Dan Khoshaba: All right. So it’s the four to five million. Are you – are you – do you still have equipment down relative to this relative issue in the fourth quarter?

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Michael Hoffman: Absolutely.

Dan Khoshaba: OK. So what – what do you anticipate that that cost might be to the company in the fourth quarter?

Michael Hoffman: It’ll be significantly less in the fourth quarter, primarily because initially we had planned that we would have a pre-season build that would have affected December.

Dan Khoshaba: Right.

Michael Hoffman: We no longer see the need for that.

Dan Khoshaba: OK. So …

Michael Hoffman: So …

Dan Khoshaba: What are we – what are you talking about, Mike, a million, two million …

Michael Hoffman: Yes, we’re probably 20 percent of the loss in the third quarter. So, yes, one, one and a half million.

Dan Khoshaba: Do you think that when you enter 2004 you could essentially put these costs behind you? And in a way, when you think about this theoretically, you know, think about the $5 to $6 million of cost associated with less absorption as kind of an add-back to 2004?

Michael Hoffman: It all depends on what the growth is in the year.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Dan Khoshaba: Well, yes. I mean, it depends on what the growth is and how you manage your production, I guess.

Michael Hoffman: Yes. But the best answer I can give you there, Dan, is we will have the inventories. We will not be carrying over …

Dan Khoshaba: Yes.

Michael Hoffman: … the higher levels of inventories that we did 2002 to 2003 as we go into 2004.

Dan Khoshaba: All right.

Michael Hoffman: So, yes, it should be an add-back, but how much and depending on how much growth there is is the question.

Dan Khoshaba: Do your new systems that you have in place, IT systems as well as perhaps just a more – you know, a different view, if you will, on kind of market growth in ‘04, does that lead – you know, do you think the likelihood of you guys being pretty much (spot on) next year is pretty strong, or is this a volatile business in terms of what you think demand might end up being versus what it actually is?

Michael Hoffman: I think it’s more volatile on the pricing end than it is on the volume end. The volume, in spite of a pretty terrible season, was still – you could consider it attractive – up seven percent-plus, and we expect that to continue for the next several years. So I think the volume’s fairly predictable in the segments that we participate in. What’s different this year versus last year is we won’t have a lot of these ramp-ups that we experienced last year, and hopefully we won’t have similar weather conditions, which will make it a lot easier to forecast. But on top of that, Dan, it’s been very encouraging thus far with the new software system we have, we’ve provided the sales

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

organization with tools and added to the reviews that we conduct and have better accountability systems in place. So all that combined, I would say, yes, the forecasting in my mind should be more accurate next year.

Dan Khoshaba: Last question. Mike, you said you were mystified by capacity additions in capacity sensitive markets. And then, you know, later on you said that you guys were using a disciplined approach to capacity expansion. Talk to me and the group out here, I guess, about where you’re seeing capacity put into markets that in your view are very capacity sensitive.

Michael Hoffman: Well, we talked about this in the first half of the year. But, yes, in a highly competitive industry where the margins are as low as they are, it is surprising to me that there’s companies willing to duplicate capacity in an effort to try to gain volume. And that just doesn’t make sense to me. We saw it in the Southeast. And even more than just what has actually occurred, it’s what’s proposed out there. And to me that just doesn’t make a lot of sense in the markets that we’re – especially the conventional markets that we’re competing in.

Dan Khoshaba: So you’re seeing – you’re seeing that in the conventional markets?

Michael Hoffman: We’re seeing it in the conventional markets, we’re seeing in these off-the-shelf custom technologies where new entrants are getting into technologies that they didn’t previously get into because the equipment is available off the shelf. And it has caused, you know, (pedal weights) of price decreases, and you can see it in all of our competitors’ filings.

Dan Khoshaba: OK. Well, we’ll pass it on to somebody else. Thanks.

Operator: We’ll take our next question from Andrew O’Connor, Strong Capital.

Andrew O’Connor: Morning, Mike. Morning, Jim.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Michael Hoffman: Good morning, Andrew.

Jim Cook: Good morning.

Andrew O’Connor: Wanted to know if you guys could speak to your raw material cost inputs during the third quarter, especially PET, PET resin. How did the cost of resin change from the second quarter and how do you guys see it trending in the fourth quarter and the first quarter of ‘04?

Michael Hoffman: Well, actually, at the end of the second quarter we were just coming off the peak of the year. As we’ve previously said, it went up 18 cents, and then it quickly came down five cents. We’ve seen continual decline from that point. If you refer to (Ken data), I believe currently net – you know, from the beginning it’s still up six cents. There’s continual pressure on some raw materials, like (ethylene vicol), but we anticipate with some added capacity on (PTA) that that should offset some of the raw material price pressures. So, I mean, it’s a very volatile resin market, it’s very hard to predict. But I would expect that it should be soft for the fourth quarter, and then we’ll see the typical increase that we always see in the second quarter of next year.

Andrew O’Connor: OK. I don’t know, my intelligence suggests that the PET market is quite over-supplied and should remain that way for the next two or three quarters. Do you see it differently, Mike?

Michael Hoffman: If you look at just the PET resin supply, I would agree with you. But as we saw this year, and I think what we’ll see on a go-forward basis, that has not recently been the key driver of the PET price increases where you may have a little bit more leverage because there’s an over-supply of resin. These raw material price increases are what’s driving the increases. And the resin suppliers are already at a point where they have very tight margins and are trying on their own just to push through the raw material price increases that are being presented to them.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Andrew O’Connor: OK. Thanks for that. And then, secondly, in the press release you note that, what, there’s been slower-than-expected conversions from glass to PET in your custom business. In this a general statement for the industry, or, you know, is this is a specific statement to situations that you have at Constar? I was just wondering if you could elaborate on this.

Michael Hoffman: Yes, it was more our beliefs and certain targets that we had for conversions in this year. As we came out, we were hoping that there would be a small (food) conversion that we were targeting as well as late-year a hot-fill conversion that we were targeting. Both of those have not happened. They are just delayed. We’re still engaged and working hard to make those happen. But I wouldn’t want to speak for the industry on that. Although this year was a year where, you know, resin prices did spike. And I know one of the guys that we’re – one of the customers that we are dealing with, that put his decision-making process off a bit. But those were just ones that we had expected. And, again, they did not occur.

Andrew O’Connor: So these situations are still warm, if you will, is that right? Or …

Michael Hoffman: Absolutely right, Andrew.

Andrew O’Connor: OK. More on this later?

Michael Hoffman: OK.

Andrew O’Connor: Mike, we’ll hear more on this later?

Michael Hoffman: Absolutely.

Andrew O’Connor: OK. Thanks very much.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Operator: We’ll take our next question from Kevin Maas, Strong Capital.

Tom Price: Hi. This is actually Tom Price. But could you – you addressed early in the call expenses and, you know, carry-over warehouse expenses, legal, Workers Comp, and said you – that these tend to be temporary expenses. But is Workers Comp at a new level that’s going to be sustained going forward? You mentioned the Oxbar litigation costs will be heavy through the first quarter and then you move into litigation, which would continue. So, I mean, how much of a drop certain we expect from so-called temporary expenses as we head into ‘04?

Jim Cook: OK. Well, I think that the – clearly as we vacate the warehousing we would expect the warehousing expenses to come down. The Workers Comp claim rate is – and the insurance costs are really twofold. There’s been Workers Comp increases and we have had unfavorable experience in our group health insurance. Which I would – I would view the Workers Comp portion of that as probable – as recurring and the health insurance portion, because it’s tied to some big individual claims, I’d view that as a temporary. And if you view those two together, you could say in the quarter they were $2 million, and you could say half of them were – are recurring and half are non-recurring.

The legal will be – will be tied to the timing of the case. And certainly it may stretch into 2004, but as the case, we would hope, is resolved in 2004, then those litigation expenses would go away in the second half of 2004 and into 2005.

Tom Price: Can you share what the degree of costs are specifically to the Oxbar litigation?

Jim Cook: It’s running – it’s running on the order of between three quarters of a million and a million dollar a quarter.

Tom Price: OK. Thank you.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Jim Cook: Sure.

Operator: We’ll go next to Sandy Burns, Deutsche Bank.

Sandy Burns: Hi. Good morning.

Michael Hoffman: Good morning, Sandy.

Sandy Burns: Just wondering. In terms of the first plant closer that occurred in mid-September, would that have any material impact on fourth quarter results in terms of moving the equipment, start-up inefficiency costs and the like?

Michael Hoffman: It should not have any impact on cost per se. We will see some start-up costs in the beginning of the year as the lines that are relocated are ramped up. But, no, it’ll have minimal impact. We’ve been able to take all the volume that was being supplied at those plants with the available capacity we had in the other plants to take it on immediately. The Birmingham plant is completely down, has been down the day that we announced the closer. And we have been just packing up equipment and moving it. And, again, that stuff will start up first quarter. The same with Reserve. Reserve is still running, but we will shut that down hopefully by year-end and then start moving the equipment out to the other plants. So the start-up costs that we’ll see associated with those will likely hit in the first quarter.

Sandy Burns: And it sounds like certainly by year-end you’ll have your inventories and production levels where you’d want them to be, you know, correcting the issues you had earlier this year. Maybe talking about ‘04 in a preliminary basis – and I realize ultimately weather is a big part of how volumes trend next year – but just based on your discussions with customers and what sort of assumptions you were using in your new software to do forecasting, I was wondering if you could

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

share with us what next year may look like on a volume side. Maybe there’s some new products, some marketing initiatives by customers that you can pinpoint in terms of opportunities for next year.

Michael Hoffman: Let me just take a step back. We do believe that we will have an inventory level at the end of the fourth quarter that we’re comfortable with. But keep in mind that we are relocating these lines at that time, from Birmingham to Atlanta, from Reserve to Houston. There will be a small (bill) necessary to move those lines so that we maintain service to our services. So I just wanted to clarify that.

As far as giving any kind of volume projections for next year, we have not completed and finalized our budget, 2004 budget, and until that’s done I don’t think it would be wise to give any projections along those lines. We have told you that we’ve signed up a couple of contracts with Premium for 100 percent of their business and the contract that we signed with Carolina Canner on a go-forward basis. But we’re not in the position to quantify these until we finish our internal processes.

Sandy Burns: Could you maybe share with us some of the details on the Carolina Canners acquisition, kind of a rough estimate of the costs, what impact on volumes, and profitability that may have.

Michael Hoffman: The volumes are confidential and I can’t release those. But the numbers of the acquisition with regard to the expense and whatnot are in the Q filing. I don’t know ...

Jim Cook: Yes, the total purchase price for the assets that we bought was $4 million.

Sandy Burns: OK, great. Thank you.

Operator: And we’ll go next to Myron Manternach, with Eaglerock.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Myron Manternach: Hi. On the top line, how much of your contracts are rolling off in the fourth quarter and the first quarter? Could you just give us a sense for the order of magnitude? And then I’m also interested to know when the new contracts you named, the Carolina Canners and Premium, when those contracts start to ramp volume.

Michael Hoffman: I don’t have the percentages of the volumes that expire in 2000 – during the year 2004. But I can tell that the contracts that we’ve renewed this year and then the ones we engaged in the year prior, we’re in better shape protecting our base than we’ve ever been before. We have secured on the long-term contracts, and mostly in the beginning terms of those terms of those contracts it’s over 80 percent. But I’d have to get a closer number there to be more specific. But we believe we’re in pretty good shape in that area.

And your second question?

Jim Cook: Ramping of the volume.

Michael Hoffman: The ramping of the volume. We have already begun to supply both Carolina Packaging as well – that’s Carolina Canners, as well as Premium this year. The premium volume has already started to ramp. And we will fully have ramped up in the other products that we’re currently not supplying in January of next year. And that’s going very smoothly. The Carolina Canners were supplying most of that volume – I’d say 80 percent of that volume here in November, and there’s a small chunk that will pick up in February.

Myron Manternach: So despite these new contracts, we’re still looking at the low end of your guidance for the year.

Michael Hoffman: Correct.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Myron Manternach: And I guess that also reflects some contracts rolling off this quarter. Is that what’s sort of compensating there?

Michael Hoffman: Well, when you go into the fourth quarter, we have decided to take the inventory down lower, as we already spoke, than anticipated. So that’s having an impact. And it is the very slowest time of the year. These contracts, although they’re ramping up, the volumes are very small, they’re very seasonal products. And we won’t see the true impact of those until next year. And we do have some additional costs, although not significant, as we bring in and train people to begin to prepare them to begin to run the lines that are being transferred to the other plants.

Myron Manternach: OK, thank you. And what are your expectations – I guess, you know, the pricing on the Carolina and the premium you’re not able to divulge. But are we seeing – are you seeing pricing stabilize now or are you seeing new contracts – I guess are you saying with the capacity coming on-line, you’re seeing continued pressure in pricing, we should expect pricing to continue to erode here in the fourth quarter and the first quarter?

Michael Hoffman: We would hope that pricing would stabilize and we would certainly support that. However, based on what we’ve experienced this year, we believe that it will still be somewhat volatile in 2004. However, as I previously told you, the majority of our business is under contract next year and think that we’re pretty well insulated from what could happen.

Myron Manternach: OK, great. And that 80 percent under contract, is that all resin pass-through type contracts?

Michael Hoffman: All of our contracts allow us to pass resin directly through to our customers.

Myron Manternach: OK. Thanks for repeating that.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Michael Hoffman: OK.

Myron Manternach: And could you help me – I just a couple more. What is the change in the product mix? Could you help me understand that? I understand it’s impacting margins, but how is it affecting pricing and volume as well? I don’t know – could you be more specific about what is the product mix shift that we’re talking about?

Michael Hoffman: I can talk to the product mix shift, but I don’t know that I can talk to how the product mix shift affects pricing. But …

Myron Manternach: Just directionally.

Michael Hoffman: The product mix shift that we’ve experienced this year and have previously talked about on other conference calls have been the two – well, three large pieces of business that we lost – the Buffalo Rock business that we lost early on, which was very high margin conventional business, the (PowerAid) hot-fill business that we had with Coca-Cola that we lost prior to the IPO. That was a good margin business. And then on the extrusion blow-mold side of our business, we have made it clear that we lost a significant amount of (Good Contribution) motor oil quarts. So losing those and picking up water-light containers is the negative mix shift we refer to.

Myron Manternach: OK, that’s helpful. That’s actually somewhat helpful. And I guess in the – in the last quarter you gave us sort of a variance to – on EBITDA really. You gave us a variance to the prior year quarter. Could you do something like that for this quarter? Recurring factors and non-recurring factors.

Jim Cook: Sure. I think we – if you – if you go with what we said, we said there is – last year was roughly $24 million of EBITDA in the quarter. This year is roughly 11. And we said four to five million of that is the absorption, because we brought inventory down substantially. One to two million of it is the insurance.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Myron Manternach: OK.

Jim Cook: Kind of in the three to four range was price. And the remaining is the warehouse and legal. We’ve had some – we’ve had some up-sides, we’ve had some favorable experience and cost reductions, and then we had the legal and warehousing that offset those. And that roughly bridges you from the 24 to the 11 million.

Myron Manternach: Right. And I would – if I were to say that the warehouse and legal is sort of non-recurring and the absorption is non-recurring, the rest is more or less recurring, would that be a fair estimate?

Jim Cook: I think that’s realistic, yes.

Michael Hoffman: I mean, it depends on whether, you know, the recurring means it’s not going to recur in 2004 or it’s a one-time event, it shouldn’t recur after that. Because some of the legal costs obviously will carry over into 2004.

Myron Manternach: Understood.

Michael Hoffman: OK.

Myron Manternach: OK, thank you.

Michael Hoffman: You’re welcome.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Operator: We will go next to Harold Derolph, Merrill Lynch.

Harold Derolph: Good morning, guys.

Michael Hoffman: Good morning.

Jim Cook: Good morning.

Harold Derolph: Just a question on capital expenditure projections for 2004. Just if you could give us some basic numbers there. And then also relate that to in the 8K where there’s some cap ex restrictions depending on whether or not you get a second lien deal done.

Jim Cook: Sure. We’re – as far as – as far as specific guidance on 2004, as Mike said, we’re finalizing our budget and we’re not in a position to give specific guidance on 2004. Regarding the 8K, we obviously in putting the proposed additional – the second lien are the secure – the second lien high-yield together, we did that with an eye to what our requirements going forward. And we believe that structure, that agreement will meet our needs as we see them going forward. And other than that we don’t have any more to comment on 2004.

Harold Derolph: OK. If you could just help me clarify, then, the 8K. I just want to make sure I’m understanding it correctly. If the second lien payment occurs, there’s a schedule in there that gives kind of a cumulative cap ex cap. And if I’m doing this correctly – I’m just trying to follow the schedule – it looks like for calendar 2004, if a second lien pre-payment event shall have occurred, that you would have up to 24 million in cumulative cap ex. If the second lien deal does not occur, it looks like the base amount is 65 million. Am I understanding that correctly?

Jim Cook: Yes. And that’s – the base amount if the second lien does not occur is our original credit agreement

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Harold Derolph: OK.

Jim Cook: … that we go back to. And you’re correct. The amount available for 2004, if we place the second lien, is $24 million plus any carry over from the end of 2003, because it is now accumulative cap ex covenant.

Harold Derolph: OK. OK, I understood. Great. A quick question. You’ve been speaking on the legal costs. We’ve talked about the Oxbar legal costs. Do you anticipate any reserve being set up for potential shareholders suits?

Jim Cook: Are you talking about in terms of – well, in neither case at this point, no. We would not set aside any provision for legal costs, because we feel that the – we feel that certainly that the suit is without merit and that – and that we have a – we have – we have insurance coverage with a deductible, that we would have to cover the deductible if the cost – if the costs come to that high. But we do not feel – at this point we don’t see necessarily that they’re going to get that high, because, as I said, we feel the suit is without merit.

Harold Derolph: OK, understood. Thanks very much, gentlemen.

Operator: We’ll take our next from Chiara Echhardt, Deutsche Bank.

Chiara Echhardt: Hi, guys. How are you?

Michael Hoffman: Good, Chiara.

Jim Cook: Fine, thanks, Chiara.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Chiara Echhardt: Just a couple of quick questions. What was cap ex in the quarter?

Jim Cook: Twelve million dollars.

Chiara Echhardt: Twelve million. And can you quantify the tax impact of the restructuring charges? Hello?

Jim Cook: Yes, give me just a second.

Chiara Echhardt: Oh, OK. Sorry.

Jim Cook: Yes, the restructuring charges that we take will be fully deductible, although that – we obviously will have to look at that on a carry-forward basis, because we do not have – this year we will not have income to offset those in order to earn that.

Chiara Echhardt: Right.

Jim Cook: So we’ll have NOLs on a going-forward.

Chiara Echhardt: OK. OK. And do you have a break-down for volumes in water and (CFD)?

Jim Cook: No. As a matter of course we don’t disclose that.

Chiara Echhardt: OK. OK, that’s it, then.

Jim Cook: Thank you.

Michael Hoffman: Thank you.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Chiara Echhardt: That’s a lot.

Operator: We’ll take our next question from Robert Ryan, Bank of America Securities.

Robert Ryan: Hi. Thank you. You may have spoken to this earlier. I missed a portion of the call. I was wondering if you’ve provided an update on the status of the second lien piece.

Jim Cook: No, we have not done that thus far. But the – we obviously were pleased with the recognition that our lenders showed of Constar in preparing the amendment. And we have – while we are not fully out in the market with the second lien at this point, in the general conversations that we have had we have gotten a very favorable response. And we expect to wrap that up over the course of roughly the next 30 days.

Robert Ryan: Have you given an indication as to which option you’re pursuing, either the 50 to 75 of what sounds like a bank loan or the larger note issue?

Jim Cook: We are flexible in that, but our preference at this point would be – would be to go the bank route. Because we feel it has certainly a lower coupon, it has a lower issuance cost, and it allows us greater flexibility in the pre-payment of that if we are in a position to do so.

Robert Ryan: OK, thanks. And setting aside the marketing of that traunch, has the company received any commitment letters or an underwriting proposal for that – for that second lien piece?

Jim Cook: I think the – the amendment stands for – is pretty clear in that we’re doing that on a best-efforts basis.

Robert Ryan: OK. Thank you.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Jim Cook: Thank you.

Operator: And we’ll go next to Alex Sammarco, with Stark.

Alex Sammarco: Good morning. Got a couple quick questions, in case I missed it. You had about 44, in the quarter, million in cash, at the end of the quarter. What was the remaining availability on the bank lines?

Michael Hoffman: Well, at that point we had $80 million borrowed and we had $7 million of (LCs). So that would have left us with $13 million of borrowing capacity on the $100 million revolver.

Alex Sammarco: OK. And then also you walked through inventory changes and you’re comfortable with the inventory levels. Can you also just discuss what’s going – you know, changes in levels of accounts payable and accounts receivable?

Jim Cook: Certainly. If you look at the accounts receivable, compared to prior years they’re up. And most of that increase is as a result of our European operation. And that’s twofold. That’s the days have increased and it’s because of the exchange rate has increased the amount of the receivable. The receivable increase in the United States is significantly smaller. And part of that is the increased prices in resin that we’ve talked about. Our days in the United States last year were at about 32 at this time, and right now we’re at 34. So our payables – or our receivables payment performance in the U.S. is consistent with where it was in the past.

If you look at the – at the payables, the payables came down last – In June the payables were at $139 million and they came down to $130 million in this quarter. That really reflects the seasonability of our business and the fact that we have less purchases in the system. We would expect them to trend down toward the fourth quarter and then they’ll follow their seasonable pattern that we did this year.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Alex Sammarco: OK. And what – when you – when you say that you expect them to trend down in the fourth quarter, is that also – is that also due to seasonality, or is that just a level of comfort that you all have? And can you – you know, what kind of magnitude are we talking about?

Jim Cook: That’s really as a result – as a result of seasonality.

Alex Sammarco: OK.

Jim Cook: And I would expect them to trend down maybe another $10 million ...

Alex Sammarco: OK.

Jim Cook: on that order. But that’s speculative, off the top of my head. But on that order.

Alex Sammarco: OK. Great. Thanks.

Operator: We’ll go next to Bao Truong, Lehman Brothers.

Bao Truong: My questions have pretty much been answered. Thank you.

Operator: We’ll move to Jonathan Niess, with Murray.

Jonathan Niess: Oh, hi. I think my questions have been answered. Thanks.

Operator: We’ll go to Robin Russell, Amaranth.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Robin Russell: Good morning. Just a couple questions. The first question is, can you – what is – give a sense of what capacity utilization was in the quarter, and given the two plant closures where you think that’s going to go.

Michael Hoffman: The capacity utilization in the quarter was, you know, about 70 percent across the board of all facilities on the modern assets that we have. And that does include the idle machinery that was left in the Birmingham plant that we shut down.

Robin Russell: OK. And would you expect that to go up once you close Reserve?

Michael Hoffman: It’ll – well, I mean, as far as asset utilization, those assets will be relocated to other facilities. So it really isn’t impacted by the closing of the Reserve plant. Those machines will just be running in other facilities. It will increase a bit as we get the inventories, you know, down – for now it will increase, because we’ll get the normal operating conditions, although the volumes are lower in the fourth quarter. We will stop depleting inventory at a period of time in the fourth quarter and start making for demand.

Robin Russell: OK. Thanks. And then just with regards to – you said you had about 80 percent of your contracts re-negotiated. And since pricing is a part of that component, it sounds like that’s going to continue to be volatile. But you said you were somewhat insulated because of the re-negotiation. Can you just sort of give us a sense as to where you think in general pricing will go?

Michael Hoffman: I don’t have a crystal ball on that one. You know, it really surprised me this year with the volatility that we experienced. And we’re hoping for more stability, but it’s too difficult to say.

Robin Russell: Well, how do the long-term contracts work, then? Maybe – price ...

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Michael Hoffman: ((inaudible)).

Robin Russell: I mean, resin pass-through is a part of it, but how does the pricing component work in that?

Michael Hoffman: The pricing component in a majority of our contracts work – combining (like) passing resin through it as resin fluctuates. (With) the specific price that we give, some of ‘em are just one price for each product for the term of the contract, some do have multi-year step-downs in pricing. And in some of the contracts there are (meet-comp) clauses, which if a competitor were to come in and offer a better price on all the same basic characteristics of the deal that we have, it could force us to meet that price.

Robin Russell: How much of that 80 percent is on that basis? Because it sounds like that’s where the risk comes in and that’s why you sort of can’t get a good sense of where overall pricing is going.

Michael Hoffman: That exists on a good portion of those. To be honest with you, that is not where we see a lot of activities, because it’s clearly known. Unless it’s a retaliatory thing. But that is not where we necessarily see a lot of activity.

Robin Russell: OK. And then just sort of more industry questions. Given that you’re seeing some capacity additions that don’t necessarily make sense, you know, what do you – you know, given that you guys have been in this business for a long time, what do you really think is going to drive sort of manufacturers being, I guess, more logical about some of the things that they’re doing on the capacity side? What do you think needs to happen? Since it’s such a fragmented industry, how do you really have any discipline?

Michael Hoffman: Well, quite frankly, I think the growth of the industry is still, as I said, fairly attractive. And I think if – especially in the low margin segments – if people could just be satisfied with the

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

innate growth and we share in the conversions that take place, it would be a more logical environment. I think that everyone’s out trying to grow volume. It was a difficult year, and maybe that led to some of it. But personally I think the stability has to come from – and it’s beginning to show up in all of our competitors’ releases. We’re starting to see significant margin erosion. I think that begins the process of trying to seek stabilization. So that combined with being satisfied with the market growth and focused on the conversions would be a sensible approach in my mind.

Robin Russell: Right. But isn’t it hard in an (un)-fragmented industry to do that?

Michael Hoffman: There’s no doubt. There’s definitely some benefits if consolidation would take place to reduce the number of players and to improve discipline. I don’t disagree with that.

Robin Russell: OK. Thank you very much.

Operator: Well go next to Dan Yarsky, Morgan Stanley.

Dan Yarsky: Oh, hi, guys. I just wanted to ask you, could you please explain the rationale of doing a second lien bank deal? I mean, it doesn’t really increase your liquidity, it probably increases your interest expense, and, you know, there’s not really any near-term maturities that you guys need to refinance. Was there no other way to get an amendment done?

Jim Cook: And certainly you’re right, it will increase our interest expense. But when we – when we sat down and looked at our plans and worked – as we said, we were working – in our last announcement – we were working with CitiBank and Deutsche on this. This was what we felt in consultation with them would best meet our needs going forward, particularly by adding the additional liquidity and giving us the flexibility to meet the needs as conversions occur going forward. And we thought it was the best alternative for us with where we are today.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Dan Yarsky: That being said, are you guys going to shoot to do a deal that’s greater than $75 million to sort of give you an additional cushion?

Jim Cook: We haven’t had any discussions about that at this point.

Dan Yarsky: OK. And do you guys anticipate keeping cash high until a deal gets done? Because you guys said you were running around $41 million of a cash balance.

Jim Cook: You know, we have the amendment in place and we would expect as we go forward, especially over this quarter, to pay – to go ahead and pay down debt with our cash.

Dan Yarsky: OK. Thanks a lot.

Jim Cook: OK.

Operator: And we’ll go to Myron Manternach, with Eaglerock.

Myron Manternach: Yes, hi again. In the fourth quarter here, are we going to see some cash consumed by working capital? Can you give us an order of magnitude?

Jim Cook: I would – I expect there will be some consumption, because, as we said, the inventory reduction will be modest. I’ve given some guidance on payables. And receivables will be down slightly. There will be a – there will be consumption for working capital. And I can’t give any more specifics right now because of the – I – trying to quantify the receivables impact in my head and I cannot do that. But I would say it will be on the order of between $10 and $15 million.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Myron Manternach: Great. And on the cap ex, we’re going to see about the same level of cap ex we saw in the third quarter?

Jim Cook: Well, you know, said – we gave our – our guidance is 48 to 52 and we’ve spent 37 year-to-date. So you ...

Myron Manternach: Yes.

Jim Cook: ... you’ll see a cap ex number between 11 and 14.

Myron Manternach: OK. And last question. On the – on your plant consolidation, the closing of two plants, when it’s all down, what is your pro forma cost savings? I think you’ve given the number before. I just wanted to hear it again.

Jim Cook: It’s roughly $6 million a year. We said $5 to $7 million a year.

Myron Manternach: OK. Are there any opportunities to do more of that do you think in ‘04?

Michael Hoffman: ((inaudible)) at this point, as we look at the geographical regions that we service and the four-hour perimeter by which it makes sense for us to ship products, we think that the plant structure that we currently have is now adequate and there is mineral duplicity in those regions. So we’re content. We don’t see many opportunities to do more of that in the future.

Myron Manternach: OK, great. Thanks.

Michael Hoffman: The key – the key now is to grow organically within those large-scale options.

Myron Manternach: Got it. Thank you.

CONSTAR INTERNATIONAL

Moderator: Ed Bisno

11-14-03/8:00 a.m. CT

Confirmation # 203856

Operator: And this does conclude today’s question-and-answer session. Gentlemen, I’ll turn the conference back over to you for any additional or closing comments.

Michael Hoffman: OK. Well, thank you, everyone. We do want to reiterate that we have – still have a lot of confidence. Recently with the amount of staffing that we’ve been able to build up to – and we’re fully staffed at this point. We’ve added a controller, a very capable controller, and that was one of the last positions that was vacant in our operation. We have continued to evolve our technologies, as we’ve told you, and we continue to execute very well on our best cost producer program. I would like to say that we have achieved record safety and quality performance in this year. And we think with all that behind us that we are positioned well for what continues to be a very challenging industry.

So thank you for your time.

Jim Cook: Good-bye.

Operator: And this does conclude today’s conference. We do appreciate your participation. You may now disconnect.

END